EXHIBIT 99

                                       FOR:   Consolidated Graphics, Inc.

                               APPROVED BY:   Ronald E. Hale, Jr.
                                              Vice President & Treasurer
                                              (713) 787-0977

                                   CONTACT:   Betsy Brod/Jonathan Schaffer
                                              Media: Merridith Ingram
                                              Morgen-Walke Associates, Inc.
                                              (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                 WENTWORTH PRINTING OF COLUMBIA, SOUTH CAROLINA

     HOUSTON, TEXAS - April 15, 1999 - Consolidated Graphics, Inc. (NYSE: CGX) announced today that it has completed its acquisition of Wentworth Printing Corp. of Columbia, South Carolina. Wentworth has operated in South Carolina for over 35 years and is among the top five printing companies in the state. Wentworth will continue to be led by James Doar, President. Other terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Our acquisition program continues to attract the very best companies to Consolidated Graphics. James Doar and the dedicated employees of Wentworth Printing have worked successfully to make their company an industry leader in South Carolina. They can now further capitalize on their success utilizing the substantial resources available with Consolidated Graphics. We are pleased to have them on board."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 53 companies with annualized revenues in excess of $590 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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